Exhibit 99.1
FOR IMMEDIATE RELEASE
AT&T VETERAN JOINS OPNEXT BOARD OF DIRECTORS
Fremont, CA—April 3, 2009—Opnext, Inc. (NASDAQ:OPXT), a global leader in the design and manufacturing of optical subsystems, modules and components, today announced that Bill Smith, president of local network operations for AT&T, was elected to the Opnext board of directors.
“Bill has 30 years of experience in the communications industry and will be a great addition to the Opnext board,” said Harry Bosco, chairman of Opnext’s board of directors. “His understanding of networks and their associated technologies will be extremely valuable in helping to guide Opnext’s future.”
Bill Smith is responsible for all local network-related operations across AT&T’s domestic footprint, including construction and engineering, installation and maintenance, U-verse field operations, mobility construction and maintenance, and operations planning. Prior to his current position, Mr. Smith was executive vice-president-shared services, in charge of mass market and enterprise operations, corporate real estate, procurement, regional wireline planning, and business planning and integration.
Mr. Smith began his career with the former BellSouth Corp. in 1979, where he held a number of positions in technology, operations, marketing and public policy. He was involved in BellSouth’s advanced technology efforts and was responsible for the company’s DSL, Internet and wholesale business units. Most recently, he served as chief technology officer for BellSouth, responsible for setting the overall technology direction for BellSouth’s core infrastructure. In that position, he was responsible for network and operations technology, Internet Protocol applications, next generation strategy, and BellSouth Entertainment, LLC.
A native of Asheville, N.C., Mr. Smith graduated with honors from North Carolina State University at Raleigh in 1979, where he now serves on the Board of Advisors for the Graduate School. He is the former Chairman of the Board of the Make a Wish Foundation of Georgia and Alabama and has served on several other non-profit boards.
(OPXT-G)

About Opnext:
Opnext (NASDAQ: OPXT) optical technologies add the spark of innovation to a world of new applications, from the latest communications networks to high-demand consumer electronics. The Company’s industry expertise, future-focused thinking and commitment to research and development combine in bringing to market the industry’s largest portfolio of 10G and 40G next generation products and solutions. Formed out of Hitachi, Opnext has built on more than 30 years experience of advanced technology to establish its broad portfolio of solutions and solid reputation for excellence in service. For additional information, visit www.opnext.com.
CONTACTS:
Doug Dean
Opnext, Inc. — Investor Relations
732-544-3212
DDean@Opnext.com
Rebecca B. Andersen
Opnext, Inc. — Corporate Communications
732-544-3338
RAndersen@Opnext.com